Exhibit 99.1

Esperion Reports Fourth Quarter and Full Year 2022 Financial Results and Provides Company Update

– Landmark CLEAR Outcomes Trial Successfully Completed and Met the Major Adverse Cardiovascular Events (MACE-4) Primary Endpoint and Additional Key Secondary Endpoints; Additional Details in 11 Days at ACC.23/WCC –

– Generated $15M in U.S. Net Sales in Q4 (+23% vs Q4 2021) and Full Year U.S. Net Sales of $56M (+40% Year over Year) with a Concurrent 41% Reduction in Selling, General and Administrative Expenses –

ANN ARBOR, Mich., February 21, 2023 (GLOBE NEWSWIRE) -- Esperion (NASDAQ: ESPR) today reported financial results for the fourth quarter and full year ended December 31, 2022, and provided a business update.

“I’m proud of the entire organization at Esperion and our ability to deliver on the commitments we made in 2022. From prudent expense management to consistent quarter over quarter growth to timely completion of the landmark CLEAR Outcomes study, we successfully executed on our stated goals,” said Sheldon Koenig, president and chief executive officer of Esperion. “In 2023, we look forward to working tirelessly to ensure the data from CLEAR Outcomes serve as the catalyst for improved clinical management for millions of patients. These are practice changing data. NEXLETOL (bempedoic acid) is the first oral LDL-C lowering therapy to deliver clinically meaningful reductions in hard endpoints in almost 20 years. We look forward to presenting these data in a few weeks at the ACC.23 Annual Scientific Session & Expo together with the World Congress of Cardiology and encourage you to join – online or in person – on March 4, 2023, in New Orleans, LA.”

2022 Key Accomplishments and Recent Highlights

•	CLEAR Outcomes met its primary endpoint, demonstrating statistically significant risk reduction in MACE-4 in patients treated with 180 mg/day NEXLETOL compared to placebo. Key secondary endpoints also met.

•	Expanded access and reimbursement to help more patients reach their LDL-C goals with additional formulary wins at Tufts (Point 32 Health), Summa Health Care and Connecticare across all Medicare, commercial, Medicaid and Health Exchange formularies

•	Established Scientific Advisory Board to support pipeline and life cycle management

•	Hosted virtual R&D Day on November 9, 2022, which highlighted pipeline programs

•	Appointed Ben Halladay as Chief Financial Officer

•	Announced new partnership with RFK Racing to advance consumer and brand awareness in their national fanbase

Fourth Quarter and Full Year 2022 Financial Results

Total revenue for the fourth quarter ended December 31, 2022, was $18.8 million and $75.5 million for the full year ended December 31, 2022, compared to $15.4 million and $78.4 million for the comparable periods in 2021, an increase of 22% and a decrease of 4%, respectively. The increase for the fourth quarter ended December 31, 2022, is related to increases in net U.S. product revenue and royalty revenue. The decrease for the full year ended December 31, 2022, is due to a one-time milestone payment of $30.0 million from our collaboration partner in the second quarter of 2021, partially offset by increases in net U.S. product revenue, royalty revenue, and product sales to collaboration partners under our supply agreements.

U.S. product revenue for the fourth quarter ended December 31, 2022, was $15.0 million and $55.9 million for the full year ended December 31, 2022, compared to $12.2 million and $40.0 million for the comparable periods in 2021, an increase of 23% and approximately 40%, respectively.

Royalty revenue for the fourth quarter ended December 31, 2022, was $2.3 million and $6.5 million for the full year ended December 31, 2022, compared to $0.8 million and $3.6 million for the comparable periods in 2021, an increase of 188% and 81%, respectively.

Research and development expenses for the fourth quarter ended December 31, 2022, were $33.0 million and $118.9 million for the full year ended December 31, 2022, compared to $27.6 million and $106.0 million for the comparable periods in 2021, an increase of 20% and 12%, respectively. The increases are primarily related to an acceleration in CVOT costs as we achieved 100% MACE and closed out the study earlier than anticipated.

Selling, general and administrative expenses for the fourth quarter ended December 31, 2022, were $24.1 million and $109.1 million for the full year ended December 31, 2022, compared to $38.3 million and $185.0 million for the comparable periods in 2021, a decrease of 37% and 41%, respectively. These decreases reflect savings from the transformative plan implemented in the fourth quarter of 2021.

Esperion had net losses of $55.5 million for the fourth quarter of 2022 and $233.7 million for the full year ended December 31, 2022, compared to net losses of $65.1 million and $269.1 million for the comparable periods in 2021. Esperion had basic and diluted net losses per share of $0.76 for the fourth quarter of 2022 and $3.52 for the year ended December 31, 2022, compared to basic and diluted net losses per share of $1.77 and $9.31, respectively, for the comparable periods in 2021.

As of December 31, 2022, cash, cash equivalents, restricted cash and investment securities available-for-sale totaled $166.9 million compared with $309.3 million on December 31, 2021.

Esperion ended the quarter with approximately 74.6 million shares of common stock outstanding, excluding the 2.0 million treasury shares to be purchased in the prepaid forward transaction as part of the convertible debt financing.

Conference Call and Webcast Information

Esperion will host a webcast at 8:00 a.m. ET to discuss financial results and business progress. Please click here to pre-register to participate in the conference call and obtain your dial in number and PIN. You can also visit the Esperion website to listen to the call via live webcast. A recorded version will be available under the same link immediately following the conclusion of the conference call. Already registered? Access with your PIN here.

A live webcast can be accessed on the investors and media section of the Esperion website. Access to the webcast replay will be available approximately two hours after completion of the call and will be archived on the Company’s website for approximately 90 days.

INDICATION

NEXLETOL is indicated as an adjunct to diet and maximally tolerated statin therapy for the treatment of adults with heterozygous familial hypercholesterolemia or established atherosclerotic cardiovascular disease who require additional lowering of LDL-C.

Limitations of Use: The effect of NEXLETOL on cardiovascular morbidity and mortality has not been determined.

IMPORTANT SAFETY INFORMATION

Warnings and Precautions: Hyperuricemia: NEXLETOL may increase blood uric acid levels. Hyperuricemia may occur early in treatment and persist throughout treatment, and may lead to the development of gout, especially in patients with a history of gout. Assess uric acid levels periodically as clinically indicated. Monitor for signs and symptoms of hyperuricemia, and initiate treatment with urate-lowering drugs as appropriate.

Tendon Rupture: NEXLETOL is associated with an increased risk of tendon rupture or injury. In clinical trials, tendon rupture occurred in 0.5% of patients treated with NEXLETOL versus 0% of patients treated with placebo, and involved the rotator cuff (the shoulder), biceps tendon, or Achilles tendon. Tendon rupture occurred within weeks to months of starting NEXLETOL. Tendon rupture may occur more frequently in patients over 60 years of age, patients taking corticosteroid or fluoroquinolone drugs, patients with renal failure, and patients with previous tendon disorders. Discontinue NEXLETOL at the first sign of tendon rupture. Avoid NEXLETOL in patients who have a history of tendon disorders or tendon rupture.

Adverse Reactions: In clinical trials, the most commonly reported adverse reactions were upper respiratory tract infection, muscle spasms, hyperuricemia, back pain, abdominal pain or discomfort, bronchitis, pain in extremity, anemia, and elevated liver enzymes. Reactions reported less frequently, but still more often than with placebo, included benign prostatic hyperplasia and atrial fibrillation.

Drug Interactions: Simvastatin and Pravastatin: Concomitant use results in increased concentrations and increased risk of simvastatin or pravastatin-related myopathy. Use with greater than 20 mg of simvastatin or 40 mg of pravastatin should be avoided.

Lactation and Pregnancy: It is not recommended that NEXLETOL be taken during breastfeeding. Discontinue NEXLETOL when pregnancy is recognized, unless the benefits of therapy outweigh the potential risks to the fetus. Based on the mechanism of action, NEXLETOL may cause fetal harm.

Please see full Prescribing Information here.

CLEAR Cardiovascular Outcomes Trial

CLEAR Outcomes is a Phase 3, event-driven, randomized, multicenter, double-blind, placebo-controlled trial designed to evaluate whether treatment with NEXLETOL reduces the risk of cardiovascular events in patients with or who are at high risk for cardiovascular disease with documented statin intolerance (inability to tolerate 2 or more statins, one at a low dose) and elevated LDL-C levels (fasting blood LDL-C ≥ 100 (2.6 mmol/L). The study, which includes over 14,000 patients at over 1,200 sites in 32 countries, accumulated the targeted 1,620 primary major adverse cardiovascular events (MACE-4) in August 2022.

Esperion Therapeutics

Esperion works hard to make our medicines easy to get, easy to take, and easy to have. We discover, develop, and commercialize innovative medicines and combinations to lower cholesterol, especially for patients whose needs aren’t being met by the status quo. Our entrepreneurial team of industry leaders is inclusive, passionate and resourceful. We are singularly focused on managing cholesterol so you can improve your health easily. For more information, please visit esperion.com and follow us on Twitter at www.twitter.com/EsperionInc.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding marketing strategy and commercialization plans, current and planned operational expenses, future operations, commercial products, clinical development, including the timing, designs and plans for the CLEAR Outcomes study and its results, plans for potential future product candidates, financial condition and outlook, including expected cash runway and expected partner milestone payments, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion’s actual results to differ significantly from those projected, including, without limitation, the impact of the ongoing COVID-19 pandemic on our business, revenues, results of operations and financial condition, the net sales, profitability, and growth of Esperion’s commercial products, clinical activities and results, supply chain, commercial development and launch plans, and the risks detailed in Esperion’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

Contact:

Esperion Corporate Communications

corporateteam@esperion.com

ESPERION Therapeutics, Inc.

Balance Sheet Data

(In thousands)

(Unaudited)

	December 31, 2022	December 31, 2021
Cash and cash equivalents	$124,775	$208,892
Restricted cash	—	50,000
Investments	42,086	50,441
Working capital	154,375	255,620
Total assets	247,939	381,590
Revenue interest liability	243,605	257,039
Convertible notes, net of issuance costs	259,899	258,280
Common stock	75	61
Accumulated deficit	(1,340,036)	(1,106,377)
Total stockholders' deficit	(323,778)	(196,944)

ESPERION Therapeutics, Inc.

Statement of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenues:
Product sales, net	$14,967	$12,192	$55,863	$40,047
Collaboration revenue	3,851	3,209	19,612	38,400
Total Revenues	18,818	15,401	75,475	78,447

Operating expenses:
Cost of goods sold	4,160	5,075	26,967	14,217
Research and development	33,033	27,616	118,927	105,975
Selling, general and administrative	24,138	38,338	109,082	184,985
Total operating expenses	61,331	71,029	254,976	305,177

Loss from operations	(42,513)	(55,628)	(179,501)	(226,730)

Interest expense	(14,329)	(13,430)	(56,810)	(46,353)
Other income, net	1,355	3,939	2,652	3,975
Net loss	$(55,487)	$(65,119)	$(233,659)	$(269,108)

Net loss per common share – basic and diluted	$(0.76)	$(1.77)	$(3.52)	$(9.31)

Weighted-average shares outstanding – basic and diluted	73,487,416	36,845,550	66,407,242	28,902,507